As filed with the Securities and Exchange Commission on May 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RTI BIOLOGICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	59-3466543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11621 Research Circle Alachua, FL	32615
(Address of Principal Executive Offices)	(Zip Code)

RTI Biologics, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Brian K. Hutchison

RTI Biologics, Inc.

11621 Research Circle

Alachua, FL 32615

(Name and address of agent for service)

(386) 418-8888

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Warren J. Nimetz, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103

(212) 318-3000

Facsimile: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	4,473,000	$3.79(2)	$16,952,670(2)	$1,208.73(2)
Common stock, par value $0.001 per share	527,000	$4.30(3)	$2,266,100(3)	$161.57(3)
Total:	5,000,000		$19,218,770	$1,370.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional indeterminable number of shares as may be required pursuant to the RTI Biologics, Inc. 2010 Equity Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock of RTI Biologics, Inc.
(2)	The price is estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of RTI Biologics, Inc., as reported on the Nasdaq Global Market on May 4, 2010.
(3)	The price is computed in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on $4.30, the price at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in the 2010 Equity Incentive Plan adopted by RTI Biologics, Inc. (the “Company” or the “Registrant”) and are not being filed with or included in this Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company are incorporated herein by reference:

(i)	the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010;

(ii)	the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2010, filed on May 5, 2010;

(iii)	the Company’s current reports on Form 8-K, filed on April 18, 2010, April 22, 2010 and April 28, 2010; and

(iv)	the description of the Company’s common stock contained in the registration statement on Form 8-A, filed on August 7, 2000.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. The Amended and Restated Certificate of Incorporation and By-Laws of the Company contain provisions for the indemnification of directors, officers and employees within the limitations permitted by Section 145. The Company has entered into indemnification agreements with its current directors and executive officers and insures its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

4.1	RTI Biologics, Inc. 2010 Equity Incentive Plan.*

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Incorporated by reference to our Current Report on Form 8-K, filed on April 22, 2010.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the registrant undertakes no obligation to make the filings described in paragraphs (a)(1)(i) and (a)(1)(ii) above if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Alachua, State of Florida, on the 5 day of May 2010.

RTI BIOLOGICS, INC.

By:	/s/ Brian K. Hutchison
Brian K. Hutchison
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian K. Hutchison and Thomas F. Rose, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- or post- effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brian K. Hutchison	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	May 5, 2010
Brian K. Hutchison

/s/ Thomas F. Rose	Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Secretary	May 5, 2010
Thomas F. Rose

/s/ Philip R. Chapman	Director	May 5, 2010
Philip R. Chapman

/s/ Peter F. Gearen	Director	May 5, 2010
Peter F. Gearen

/s/ Michael J. Odrich	Director	May 5, 2010
Michael J. Odrich

/s/ Julianne M. Bowler	Director	May 5, 2010
Julianne M. Bowler

/s/ Roy D. Crowninshield	Director	May 5, 2010
Roy D. Crowninshield

/s/ Udo Henseler	Director	May 5, 2010
Udo Henseler

/s/ Adrian J.R. Smith	Director	May 5, 2010
Adrian J.R. Smith

/s/ Gregory P. Rainey	Director	May 5, 2010
Gregory P. Rainey

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	RTI Biologics, Inc. 2010 Equity Incentive Plan.*

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

*	Incorporated by reference to our Current Report on Form 8-K, filed on April 22, 2010.